SYNOVICS PHARMACEUTICALS, INC.
LOCK-UP AGREEMENT

THIS AGREEMENT ("Agreement") is made as of May 16, 2006, by and among Synovics Pharmaceuticals, Inc., a Nevada corporation ("Company"), and Nostrum Pharmaceuticals, Inc. which prior to the date acquired and as of the date hereof own shares of common stock, par value $0.001 ("Common Stock") of the Company ("Stockholder").

WHEREAS, on the date hereof, the Stockholder owns certain shares of Common Stock ("Stockholder Shares"),

WHEREAS, on the date hereof, the Stockholder may have certain rights, warrants, options or arrangements, which allow a person to acquire or require the Company to issue shares of Common Stock ("Options").

WHEREAS, the Company and the Stockholder desire to enter into this Agreement for the purposes, among others, of limiting the manner and terms by which the Stockholder Shares and/or Options may be transferred.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Restrictions on Transfer; Termination Date. The restrictions set forth in this Section shall apply to all of the Stockholder Shares and Options for the period commencing on the date hereof and terminating on the earlier of (i) eighteen (18) months from the date hereof or (ii) the termination of this Agreement by the Company, in its sole discretion, prior to the Termination Date ("Lock-Up Period"). This Agreement shall terminate on the earlier of the two dates ("Termination Date").

(a) Lock-Up Period. The Stockholder agrees that he, she or it will not, during the Lock-Up Period, sell, transfer, grant an option or other interest in, or otherwise dispose of by means of any securities exchange or market (collectively, a "Public Transfer") any interest in any Stockholder Shares and/or Options except (i) as permitted under Section 1(b) hereof, (ii) pursuant to the provisions of Section 1(c) hereof, or (iii) upon a sale of the Company to an unaffiliated third party in a transaction approved by the Board of Directors and Stockholders holding a majority of shares outstanding; provided, however, that after the passage of nine (9) months from the date hereof, the Stockholder may sell an amount up to eleven percent (11%) per month (calculated on a non-cumulative basis) of the Stockholder Shares and/or Options that were owned by the Stockholder as of the date hereof. This Lock-Up Period shall apply to Stockholder Shares whether or not they are eligible for resale on the basis of Rule 144 of the Securities Act of 1933, as amended (the "1933 Act"), or have been registered under the 1933 Act.

(b) Private Sales; Company Right of First Refusal. A Stockholder who transfers Stockholder Shares and/or Options (a "Transferring Stockholder") may transfer Stockholder Shares and/or Options in a private sale or by gift to an individual or entity in a transaction that does not involve a Public Transfer, and is in compliance with Rule 144 of the 1933 Act and other applicable federal and state securities laws ("Private Sale"). The

Transferring Stockholder must comply with the provisions of this Section 1(b) and must deliver an opinion of counsel satisfactory to the Company that the transfer complies with Rule 144 and other applicable federal and state securities laws or other applicable exemptions for Section 5 of the Securities Act. In the case of any Private Sale, the transferees shall have agreed by execution of a copy of this Agreement to be bound by the provisions of this Agreement with respect to the Stockholder Shares so transferred

(c) Additional Permitted Transfers. The restrictions contained in this Section shall not apply to the transfer of Stockholder Shares and/or Options by a Stockholder (a) pursuant to applicable laws of descent and distribution, or (b) to any person who directly or indirectly controls, is controlled by or is under common control with the Stockholder ("Additional Permitted Transfer"), provided however, in the case of any Additional Permitted Transfer, the transferees shall have agreed by execution of a copy of this Agreement to be bound by the provisions of this Agreement with respect to the Stockholder Shares so transferred.

2. Legend. Each certificate issued in exchange for or upon the transfer of any Stockholder Shares (if transferred shares remain Stockholder Shares after a transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

> THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER AGREEMENTS SET FORTH IN A LOCK-UP AGREEMENT. A COPY OF THIS AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.

The legend set forth above shall be removed from certificates evidencing shares which cease to be subject to this Lock-Up Agreement.

4. Transfers in Violation of Agreement. Any transfer or attempted transfer of any Stockholder Shares in violation of any provision of this Agreement shall be void ab initio, and the Company shall not record that transfer on its books or treat any purported transferee of those Stockholder Shares as the owner of the shares for any purpose.

5. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company unless the modification, amendment, termination or waiver is approved in writing by the Company. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of those provisions and shall not affect the right of a party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

6. Severability. In the event that any one or more of the provisions of this Agreement should be held to be invalid, illegal or unenforceable in any respect by reason of any law, statute or regulation existing now or in the future in any jurisdiction by any court of competent authority or by a legally enforceable directive of any governmental body, then the provision shall be deleted with respect to that jurisdiction and the enforceability of the remaining provisions of this Agreement shall not otherwise be affected or limited.

7. Entire Agreement. This Agreement sets forth the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes

any prior understandings or agreements, oral or written, between the parties which may relate to the subject matter hereof.

8. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any permitted subsequent holders of Stockholder Shares and the respective successors and permitted assigns of each of them, so long as they hold Stockholder Shares.

9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which taken together shall constitute but one and the same agreement.

10. Remedies. The Company and the Stockholder shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights hereunder. The parties acknowledge and agree that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and the Stockholder may in their sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

11. Notices. Any notice provided for in this Agreement shall be in writing and shall either be deemed delivered when delivered personally, mailed first class (postage prepaid) three days after deposit in the U.S. mail or when sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below one day after deposit with a reputable courier service to any other recipient at the address indicated on Exhibit "A" hereto and to any subsequent holder of Stockholder Shares subject to this Agreement at such address as indicated in the Company's records, or at the address or to the attention of any other person the recipient party may specify by written notice pursuant hereto.

If to the Company at: Synovics Pharmaceuticals, Inc.
2575 East Camelback Road, Suite 450
Phoenix, AZ, 85016
Attn: Ronald Howard Lane, Ph.D.
Tel: (602) 508-0112
Fax: (602) 508-0115

12. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to the choice or conflict of law principles thereof.

13. WAIVER OF JURY TRIAL. THE COMPANY AND THE STOCKHOLDER HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14. Consent to Jurisdiction and Service of Process. All judicial proceedings brought by the parties with respect to this Agreement or the Stockholder Shares and/or Options hereunder may be brought in any state or federal court of competent jurisdiction in the State of New York and by execution and delivery of this Agreement the parties accept, generally and

unconditionally, the jurisdiction of the aforesaid courts, and irrevocably agree to be bound by any judgment rendered thereby in connection with this Agreement. The parties hereby waive personal service of process and consent that service of process may be made by certified or registered mail, return receipt requested, as provided herein, and service so made shall be deemed completed on the third (3rd) Business Day after mailing.

IN WITNESS WHEREOF, the parties hereto have executed this Stockholder Agreement on the day and year first above written.

SYNOVICS PHARMACEUTICALS, INC.

____
Ronald Howard Lane, Ph.D.
President

NOSTRUM PHARMACEUTICALS, Inc.

____
Nirmal Mulye, Ph.D.
President
10 Erin Ct.
Kendall Park, New Jersey 08824